SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                        Date of Report: January 20, 1999
                        (Date of earliest event reported)


                            TELEBYTE TECHNOLOGY, INC.
--------------------------------------------------------------------------------

               (Exact name of Registrant as specified in charter)


         Nevada                    0-11883                     2510138
--------------------------------------------------------------------------------

(State or other jurisdiction  (Commission File No.) (IRS Employer Identification
of  incorporation)                                  Number)



   270 Pulaski Road, Greenlawn, New York                                 11740
--------------------------------------------------------------------------------

  (Address of principal executive offices)                           (Zip Code)

       Registrant's telephone number, including area code: (516) 423-3232

Item 5.           Other Events.

     Joel A. Kramer, Chairman of the Board, President and Chief Executive Officer of Telebyte Technology, Inc. (the "Company") has retired from the
Company and has resigned from those positions to pursue other interests. However, Mr. Kramer will serve as a consultant to the Company through January 19, 2002 for an aggregate consideration of $165,000 plus reimbursement for certain expenses. In connection with Mr. Kramer's retirement, the Company purchased all of the shares of common stock of the Company owned by Mr. Kramer and Mr. Kramer agreed to cancel options to purchase 10,000 shares of common stock of the Company for an aggregate consideration of $1,075,190. In addition, Mr. Kramer has agreed not to compete with the business of the Company until January 19, 2003 and has released the Company from certain potential claims relative to his previous employment and the Company transferred a life insurance policy to Mr. Kramer, previously maintained for Mr. Kramer's benefit and having a cash value of approximately $80,000.

     Effective January 20, 1999 Dr. Kenneth S. Schneider was elected as Chairman of the Board and Chief Executive Office and Michael Breneisen as President and Chief Operating Officer of the Company. Dr. Schneider was a co-founder of the Company and has served as a Senior Vice President, Secretary, Treasurer and Director. Mr. Breneisen has served as Vice President and Chief Financial Officer, he will also continue to serve as Chief Financial Officer.

Item 7.           Exhibits.

    10.1 Stock Purchase Agreement dated January 20, 1999 between the Company and Joel A. Kramer.

    10.2 Consulting Agreement dated January 20, 1999 between the Company and Joel A. Kramer

    10.3 Termination Agreement dated January 20, 1999 between the Company and Joel A. Kramer

    10.4     Agreement and Release between the Company and Joel A. Kramer

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                           TELEBYTE TECHNOLOGY, INC.


Dated: January 27, 1999                             By: /s/ Kenneth S. Schneider
                                                       -------------------------
                                                       Kenneth S. Schneider
                                                       Chairman of the Board